EXHIBIT 99.1

Spirit Airlines Reports January 2012 Traffic

Miramar, Florida (February 9, 2012) - Spirit Airlines (Nasdaq: SAVE) today reported its preliminary traffic results for January 2012.
Traffic (revenue passenger miles) in January 2012 increased 13.4 percent versus January 2011 on a capacity (available seat miles) increase of 13.8 percent. Load factor for January 2012 was 83.0 percent, a decrease of 0.3 points as compared to January 2011.
The following table summarizes Spirit's traffic results for the month ended January 31, 2012 and 2011.

	January 2012	January 2011	Change
Revenue passenger miles (RPMs) (000)	683,073	602,456	13.4%
Available seat miles (ASMs) (000)	823,056	723,436	13.8%
Load Factor	83.0%	83.3%	(0.3) pts
Passenger flight segments	729,488	604,736	20.6%

About Spirit Airlines
Spirit Airlines (Nasdaq: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers.  Spirit's all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898